Exhibit 99.2

FOR IMMEDIATE RELEASE

HC2 Holdings Announces Pricing of its $55 Million Convertible Senior Notes Offering

New York, November 14, 2018 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC) (the “Company”), a diversified holding company, announced today the pricing of an offering of $55 million aggregate principal amount of its 7.5% convertible senior notes due 2022 (“Notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will be general unsecured and unsubordinated obligations of the Company. Interest will accrue on the Notes at a rate of 7.5% per annum, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2019. The Notes will mature on June 1, 2022, unless converted, redeemed or repurchased in accordance with their terms prior to such date. The Notes will be convertible into shares of the Company’s common stock, based on an initial conversion rate of 228.3105 shares of the Company’s common stock per $1,000 principal amount of Notes, subject to adjustment in certain circumstances. The initial conversion rate is equivalent to an initial conversion price of approximately $4.38 per share, which represents a premium of approximately 20% over the last reported sale price of the Company’s common stock on November 13, 2018 of $3.65 per share.
The Company will have the right to redeem the Notes on or after June 1, 2020, subject to certain conditions.

The offering of the Notes is expected to close on November 20, 2018, subject to customary closing conditions. The Company intends to use the net proceeds from this offering, the net proceeds from its concurrent offering of Senior Secured Notes due 2021 and cash on hand to redeem all of its outstanding 11.000% Senior Secured Notes due 2019 and pay fees and expenses related thereto.

The Notes will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction, and the Notes and such common stock may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE: HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2’s largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York.

Cautionary Statement Regarding Forward Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including statements regarding the commencement or completion of the offering. Generally, forward-looking statements include information describing the offering and other actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, statements regarding our expectation regarding building shareholder value. Such statements are based on the beliefs and assumptions of HC2’s management and the management of HC2’s subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, the ability of our subsidiaries (including target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions, capital market conditions, our subsidiaries’ ability to identify any suitable future acquisition opportunities, efficiencies/cost avoidance, cost savings, income and margins, growth, economies of scale, combined operations, future economic performance, conditions to, and the timetable for, completing the integration of financial reporting of acquired or target businesses with HC2 or the applicable subsidiary of HC2, completing future acquisitions and dispositions, litigation, potential and contingent liabilities, management’s plans, changes in regulations and taxes. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10- K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

For information on HC2 Holdings, Inc., please contact:
Andrew G. Backman
Managing Director
abackman@hc2.com
212-339-5836